Exhibit 99.1

CONTACT: John A. Miley, Executive VP/CFO

American Media, Inc.

(561) 998-7400

AMERICAN MEDIA, INC. REPORTS FIRST

QUARTER FISCAL 2005 RESULTS

BOCA RATON (August 12, 2004) - American Media, Inc. (AMI) today announced results for the first quarter ended June 28, 2004.

Revenues for the June 2004 fiscal quarter were $133,447,000 compared to $124,974,000 for the prior year fiscal quarter. Total revenues increased $8.5 million, or 6.8%, advertising revenues increased 14.3% (versus the advertising market which is up 7.0%) from $37.7 million to $43.1 million, and circulation revenues increased by $2.8 million, or 3.5%, to $82.1 million, when compared to the prior year’s comparable fiscal quarter. These revenue increases were primarily related to the re-launch of Star as a 100-page glossy magazine nationally in April 2004 and the continuing strength of Shape magazine, partially offset by an 11% decline in newsstand units for AMI’s weekly publications in line with other checkout titles recent performance. On a sequential basis, unit sales for the tabloids have stabilized and are flat to the prior quarter while sales for Star magazine increased 5.3% in the quarter marking the first time in two years that this has occurred.

Adjusted EBITDA (net income before interest expense, income taxes, depreciation and amortization, other income (expense), recapitalization bonus, management fees and Star re-launch / new titles launch expenses) for the June 2004 fiscal quarter decreased 3% to $40,266,000 from $41,718,000 in the prior year fiscal quarter primarily due to increased production expenses. The recapitalization bonus is a one-time non-recurring bonus paid in connection with the recapitalization of the Company in April 2003. AMI’s amended Credit Agreement allows for the add-back of certain Star re-launch costs and expenses relating to the launch of new magazine titles.

Net income was $720,000 for the June 2004 fiscal quarter compared to net income of $5,382,000 in the prior year fiscal quarter primarily due to increased interest expense of $3.4 million and increased promotion expenses associated with the re-launch of Star magazine of $2.8 million.

David J. Pecker, American Media’s Chairman, President and CEO said, “We are very pleased with our results of $133.4 million of revenues and $40.3 million of adjusted EBITDA for the fiscal quarter ended June 28, 2004. The Star’s single copy sales have increased even further and are

American Media

now up 8.0% through August, even at the higher $3.29 cover price. In addition, Star has added more than 100,000 new subscribers since its launch as a glossy magazine which is 10 times the amount Star generated when it was a tabloid. As a result, Star’s readership has grown significantly and the audience is younger (80% are now between 18-44) and more affluent. This has helped to attract new advertisers in the automotive, packaged goods, beauty and entertainment areas.”

“As previously mentioned, the results for the Weider acquisition are better than we originally expected,” Mr. Pecker added. “We continue to improve these titles, most recently with the redesign and re-launch of Men’s Fitness. Advertising pages for Men’s Fitness are up 45% from the prior year (April – June issues) and the most recent issues are selling 35% to 45% higher on the newsstand than the prior year issues. Additionally, Shape has continued to out-perform expectations, and has also taken market share from all its competitors. Shape is now the market share leader in its category with a 28% lead in advertising pages over its nearest competitor. Shape’s newsstand sales continue to improve and the most recent issue is up approximately 10% from the prior year’s issue.”

American Media, Inc. is one of the largest media companies in the U.S. and the number one publisher of celebrity journalism, health and fitness and Spanish language magazines. These include the all new glossy Star magazine, Shape, Men’s Fitness, Muscle & Fitness, Muscle & Fitness Hers, Flex, Fit Pregnancy and Natural Health magazines, the largest newsstand Latino magazine, ¡Mira!; Shape En Espanol, National Enquirer, Globe, the best selling country music magazine, Country Weekly; and the QUICK! family of digest magazines, which focuses on the issues of family, finance, food, diet, health, home, pets and relationships. In addition to print properties, AMI owns Distribution Services, Inc., the country’s leading in-store magazine sales and marketing company.

On April 17, 2003, we completed a series of transactions whereby principals of Evercore Partners, Thomas H. Lee Partners, L.P., David Pecker, our CEO, and other members of management recapitalized the equity of AMI in a transaction that valued the Company at $1.5 billion.

Evercore Partners, based in Los Angeles and New York, manages approximately $1.3 billion of committed capital through its Evercore Capital Partners (“ECP”) affiliate. ECP investments include AMI, Michigan Electric Transmission Co., Telenet and Vertis.

Thomas H. Lee Partners, L.P., is a Boston-based private equity firm focused on identifying and acquiring substantial ownership positions in growth companies. Founded in 1974, Thomas H. Lee Partners currently manages approximately $12 billion of committed capital, including its most recent fund, the $6.1 billion Thomas H. Lee Equity Fund V. Notable transactions sponsored by the firm include: Simmons Company, Michael Foods, ProSiebenSat.1, American Media, AXIS Capital Holdings Limited, Houghton Mifflin, TransWestern Publishing, National Waterworks, Endurance Specialty Insurance, Vertis, Eye Care Centers of America, Cott Corporation, United Industries, Rayovac, Fisher Scientific International, Experian, GNC and Snapple Beverage.

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American Media

AMERICAN MEDIA OPERATIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands)

	UNAUDITED
	Three Months Ended
	June 30, 2003	June 28, 2004
Revenues	$124,974	$133,447

Operating expenses	86,066	97,540
Depreciation and amortization	10,018	11,105

Total operating expenses	96,084	108,645

Operating income	28,890	24,802
Interest expense	(20,050)	(23,436)
Other income (expense), net	(155)	(56)

Income before income taxes	8,685	1,310
Provision for income taxes	3,303	590

Net income	$5,382	$720

EBITDA:
Net income	$5,382	$720
Add (deduct) -
Interest expense	20,050	23,436
Income taxes	3,303	590
Depreciation and amortization	10,018	11,105
Other expense, net	155	56

EBITDA	$38,908	$35,907
Add (Deduct) -
Star re-launch and new titles launch expenses	—	3,859
Recapitalization bonus	2,310	—
Management fee	500	500

Adjusted EBITDA	$41,718	$40,266

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